Exhibit 99.1

Foresight Energy LP Announces First Quarter 2015 Results

First Quarter 2015 Highlights:

•	Record coal production of 6.6 million tons compared to 5.1 million tons in the first quarter of 2014
•	Sales volumes of 5.1 million tons, an 8.4% increase over the prior year quarter
•	Adjusted EBITDA of $101.5 million, a 19.5% increase over the prior year quarter
•	Net income attributable to limited partner units of $42.3 million, a 34.2% increase over the prior year quarter

•	Increase in quarterly cash distribution to $0.37 per unit

ST. LOUIS, Missouri—(BUSINESS WIRE)—May 7, 2015—Foresight Energy LP (NYSE: FELP) today reported financial and operating results for the quarter ended March 31, 2015, setting a new quarterly record for coal production which drove an 8.4% increase in sales volumes compared to the quarter ended March 31, 2014.  First quarter Adjusted EBITDA increased 19.5% to $101.5 million compared to the first quarter in 2014 while net income attributable to limited partner units increased 34.2% to $42.3 million or $0.33 per unit. FELP’s first quarter results were positively impacted by $15.8 million, or $0.12 per unit, in unrealized gains on commodity derivative contracts and a legal settlement of $13.5 million, or $0.10 per unit, which helped offset the negative impact of approximately $0.12 to $0.14 per unit attributable to scheduled coal shipments that shifted out of the quarter.

“Foresight’s highly productive, low cost operations continue to drive strong financial performance as evidenced by our first quarter results” said Michael Beyer, President and Chief Executive Officer. “Once again our Hillsboro, Williamson and Sugar Camp longwall complexes were the three most productive underground coal mines in the United States during the first quarter based on clean tons produced per man hour worked as reported by MSHA. Foresight’s industry leading productivity and low cost structure continues to drive its growth despite weak domestic and international coal markets.”

During the first quarter, FELP’s sponsor, Foresight Reserves, contributed its equity interest in Sitran LLC, Adena Resources LLC, Hillsboro Transport LLC and Akin Energy LLC to FELP for no consideration.  The net assets had an aggregate net book value of $60.6 million at the time of the contribution. An additional drop down occurred subsequent to the first quarter when Foresight purchased certain mineral and logistics assets from Murray Energy Corporation on April 16, 2015 for $75 million. Combined, these assets are currently expected to add $16 million to $21 million of Adjusted EBITDA annually.

“These drop downs will add Adjusted EBITDA and free cash flow to Foresight and its unitholders and help offset the effects of current market conditions” said Chris Cline, Chairman and principal owner of Foresight Reserves. “The drop down demonstrates one aspect of the value of the transaction with Murray Energy and its potential drop down pipeline represented by its 13 mining operations, which had over $700 million of Adjusted EBITDA in 2014.  Additional benefits are expected from cost savings from synergies and reductions in maintenance capital due to Murray’s manufacturing capabilities.”

Subsequent to the first quarter, Murray Energy Corporation acquired all of the outstanding subordinated units of FELP, 34% of the outstanding units of Foresight Energy GP LLC (the “General Partner”) and 77.5% of the economic interests in FELP’s incentive distribution rights.

FELP also announced that the Board of Directors of its General Partner approved a quarterly cash distribution of $0.37 per unit, (an annualized rate of $1.48 per unit).  The distribution represents an increase of 2.8% from the fourth quarter 2014 distribution of $0.36 per unit and a 9.6% increase over the minimum quarterly distribution of $0.3375 per unit.  The distribution is payable on May 28, 2015 for unitholders of record on May 18, 2015.

Consolidated Financial Results

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Coal sales revenue totaled $238.9 million for the three months ended March 31, 2015 compared to $242.7 million in the prior year period.  The $3.8 million decrease was driven by a decline in coal sales realization per ton offset by an 8.4% increase in sales volumes.  The decline in coal sales realization was primarily the result of a lower mix of international shipments as well as lower realization on both domestic and international sales.  The increase in sales volumes during the quarter were supported by additional production from the start-up of the second longwall at our Sugar Camp complex in June 2014.  However, sales volumes during the quarter were negatively impacted by transportation disruptions, including the high water on the Ohio River which temporarily halted throughput at our Sitran terminal and resulted in sales volumes being pushed into future quarters.

Cost of coal produced increased $17.6 million to $110.6 million, due to higher sales volumes and a $1.93 increase in cash cost per ton sold to $21.68 per ton.  The increase in cash cost per ton was principally driven by our Williamson mine, which experienced higher labor-related, supply, and repair costs compared to the first quarter of 2014.  Additionally, production costs at our Williamson mine were negatively impacted during the quarter by decreased production primarily as a result of a longwall move.

Transportation expense of $47.4 million declined 19.1% during the quarter.  This decrease was principally driven by lower international sales as well as lower expenses for shortfalls on minimum contractual throughput volume requirements.

Adjusted EBITDA increased $16.6 million, or 19.5%, to $101.5 million for the three months ended March 31, 2015, primarily due to a $13.5 million legal settlement during the current year quarter.

Liquidity and Financing

As of March 31, 2015, FELP had $174.8 million of liquidity, comprised of $30.8 million in cash and $144.0 million of availability for borrowings under its revolving credit facility.

Outlook

Following Q1 results, FELP is affirming the previously issued guidance for its operating and investment activities:

Sales Volumes – During 2015, sales volumes are currently estimated to be between 22.8 and 25.2 million tons.  FELP has current commitments for 22.1 million tons for 2015.

Adjusted EBITDA – FELP currently expects to generate Adjusted EBITDA in a range of $385 to $425 million, comparable to 2014 results at the midpoint.

Capital Expenditures – Total 2015 capital expenditures are estimated to be between $115 and $130 million, including maintenance capital estimates of $80 to $90 million for distributable cash flow purposes.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”) are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to its unitholders;

•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results. We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and DCF should not be considered alternatives to net income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income.  Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-U.S. GAAP measures to their most directly comparable U.S. GAAP financial measure, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during 2015 as well as the Adjusted EBITDA projected to be contributed annually by the acquisition of assets from Foresight Reserves and Murray Energy. A reconciliation of estimated 2015 Adjusted EBITDA to U.S. GAAP net income is not provided because U.S. GAAP net income for the projection period is not accessible. The Partnership’s net income is affected by unrealized gains and losses on commodity derivative contracts, which are not accessible at this time because they will be a function of prevailing market prices for coal in the future. The amount of such gains and losses could be significant, such that the amount of additional net income would vary substantially from the amount of projected Adjusted EBITDA.   A reconciliation of the Adjusted EBITDA projected to be contributed annually by the acquired assets is not provided because the Partnership does not allocate selling, general and administrative or interests costs among its assets (including the acquired assets).

About Foresight Energy LP

Foresight Energy LP is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Oscar A. Martinez

Senior Vice President & Chief Financial Officer

(314) 932-6152

Investor.relations@foresight.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2015	2014
	(In Thousands, Except per Unit Data)
Coal sales	$238,915	$242,723
Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	110,588	92,948
Cost of coal purchased	106	205
Transportation	47,359	58,561
Depreciation, depletion and amortization	38,818	35,935
Accretion on asset retirement obligations	567	405
Selling, general and administrative	14,466	9,038
Gain on commodity derivative contracts	(29,067)	(15,401)
Other operating income, net	(13,979)	(698)
Operating income	70,057	61,730
Other expenses:
Interest expense, net	27,341	29,604
Net income	42,716	32,126
Less: net income attributable to noncontrolling interests	410	625
Net income attributable to controlling interests	42,306	$31,501
Less: net income attributable to predecessor equity	23
Net income attributable to limited partner units	$42,283

Net income subsequent to initial public offering available to limited partner units - basic and diluted:
Common units	$21,158
Subordinated units	$21,125

Net income subsequent to initial public offering per limited partner unit - basic and diluted:
Common units	$0.33
Subordinated units	$0.33

Weighted average limited partner units outstanding - basic and diluted:
Common units	64,971
Subordinated units	64,871

Distribution declared per limited partner unit	$0.36

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2015	2014
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$30,790	$26,509
Accounts receivable	80,464	80,911
Due from affiliates	164	532
Inventories	131,862	92,075
Prepaid expenses	2,277	2,157
Prepaid royalties	6,901	8,380
Deferred longwall costs	24,063	23,224
Coal derivative assets	44,924	36,080
Other current assets	5,551	6,302
Total current assets	326,996	276,170
Property, plant, equipment and development, net	1,507,498	1,522,488
Prepaid royalties	62,215	59,967
Coal derivative assets	34,428	24,957
Other assets	32,181	32,070
Total assets	$1,963,318	$1,915,652
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$91,972	$44,143
Accrued interest	14,229	25,136
Accounts payable	56,705	60,206
Accrued expenses and other current liabilities	33,181	37,820
Due to affiliates	10,831	15,107
Total current liabilities	206,918	182,412
Long-term debt and capital lease obligations	1,335,630	1,316,528
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	31,389	31,373
Other long-term liabilities	5,874	5,508
Total liabilities	1,773,245	1,729,255
Total partners' capital	190,073	186,397
Total liabilities and partners' capital	$1,963,318	$1,915,652

See accompanying notes.

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2015	2014
	(In Thousands)
Cash flows from operating activities
Net income	$42,716	$32,126
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,818	35,935
Equity-based compensation	8,231	375
Unrealized gain on commodity derivatives	(15,782)	(12,910)
Other	(1,114)	3,012
Changes in operating assets and liabilities:
Accounts receivable	447	(28,547)
Due from/to affiliates, net	(3,908)	5,678
Inventories	(30,078)	(1,990)
Prepaid expenses and other current assets	(208)	3,357
Prepaid royalties	(769)	(510)
Commodity derivative assets and liabilities	(1,980)	(1,782)
Accounts payable	(3,501)	687
Accrued interest	(10,907)	(8,759)
Accrued expenses and other current liabilities	(5,056)	2,290
Other	(1,790)	(27)
Net cash provided by operating activities	15,119	28,935
Cash flows from investing activities
Investment in property, plant, equipment and development	(33,277)	(65,191)
Settlement of coal derivatives	3,319	—
Net cash used in investing activities	(29,958)	(65,191)
Cash flows from financing activities
Net increase in borrowings under revolving credit facility	30,000	21,000
Proceeds from other long-term debt	63,800	29,719
Payments on other long-term debt and capital lease obligations	(27,160)	(9,382)
Distributions paid	(46,970)	(2,304)
Debt issuance costs paid	(439)	(347)
Other	(111)	—
Net cash provided by financing activities	19,120	38,686
Net increase in cash and cash equivalents	4,281	2,430
Cash and cash equivalents, beginning of period	26,509	24,787
Cash and cash equivalents, end of period	$30,790	$27,217

Reconciliation of U.S. GAAP Net Income Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
	(In Thousands)
Net income attributable to controlling interests	$42,306	$31,501	$29,994
Interest expense, net	27,341	29,604	24,874
Depreciation, depletion and amortization	38,818	35,935	45,824
Accretion on asset retirement obligations	567	405	405
Equity-based compensation	8,231	375	1,767
Unrealized gain on coal derivatives	(15,782)	(12,910)	(23,415)
Impairment of prepaid royalties	—	—	34,700
Adjusted EBITDA	101,481	84,910	114,149

Less: estimated maintenance capital expenditures(1)	19,300		19,300
Less: cash interest expense, net(2)	25,713		23,239
Distributable cash flow	$56,468		$71,610

(1) - Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our assets over the long-term.

(2) - Cash interest expense is calculated as U.S. GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.

Operating Metrics
	Three Months Ended
	March 31, 2015	March 31, 2014	December 31, 2014
	(In Thousands, Except Per Ton Data)

Produced tons sold	5,101	4,706	5,775
Purchased tons sold	—	—	115
Total tons sold	5,101	4,706	5,890

Tons produced	6,608	5,059	5,691

Coal sales realization per ton sold (1)	$46.84	$51.58	$50.94
Cash cost per ton sold (2)	$21.68	$19.75	$21.96
Netback to mine realization per ton sold (3)	$37.55	$39.13	$40.52

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.